Exhibit 99.1

June 23, 2004

Investors may contact:

Kevin Stitt, Bank of America, 704.386.5667

Lee McEntire, Bank of America, 704.388.6780

Media may contact:

Eloise Hale, Bank of America, 704.387.0013

Bank of America splits stock 2-for-1; raises dividend 12.5%

BOSTON – The Bank of America Board of Directors today declared a 2-for-1 stock split in the form of a common stock dividend as well as increased the quarterly cash dividend by 12.5 percent from $.80 to $.90 per pre-split share, which will be $.45 per post-split share. The common stock dividend will be effective August 27, 2004 to common shareholders of record on August 6, 2004. The cash dividend will be effective September 24, 2004, for common shareholders of record on September 3, 2004.

“We will continue to pass on the rewards of our strong performance to our shareholders,” said Kenneth D. Lewis, Bank of America chief executive officer. “With an average annual increase of 13 percent over the past 27 years, Bank of America has one of the most reliable — and rewarding – track records of dividend payments in American business.”

Lewis added that the stock split should make Bank of America shares more attractive to retail investors.

The board today also declared a $1.75 regular cash dividend on the 7 percent Cumulative Redeemable Preferred Stock, Series B. The dividend is payable October 22, 2004, to shareholders of record on October 8, 2004.

The board also declared a regular quarterly dividend of $.84375 per depositary share on the corporation’s 6.75% Perpetual Preferred Stock (BACPrA), payable October 15, 2004 to shareholders of record on October 1, 2004. Additionally, the board declared a regular quarterly dividend of $.825 per depositary share on the Fixed/Adjustable Rate Cumulative Preferred Stock, payable October 1, 2004 to shareholders of record on September 15, 2004.

Today, the board also appointed Lewis president of the company, a role he will assume in addition to his chief executive officer duties, effective July 1.

Previous five years quarterly dividends:

Date declared	Quarterly dividend
October 25, 2000	$.56 per common share
October 24, 2001	$.60 per common share
October 23, 2002	$.64 per common share
June 25, 2003	$.80 per common share
Today	$.90 per common pre-split share

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving 33 million consumer relationships with 5,700 retail banking offices, more than 16,000 ATMs and award-winning online banking with more than ten million active users. Bank of America is the No. 1 Small Business Administration Lender in the United States by the SBA. The company serves clients in 150 countries and has relationships with 96 percent of the U.S. Fortune 500 companies and 82 percent of the Global Fortune 500. Bank of America Corporation stock (ticker: BAC) is listed on the New York Stock Exchange.

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